Exhibit 99.1

ASHLAND GLOBAL HOLDINGS INC. AND CONSOLIDATED SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION

On February 28, 2022, Ashland Global Holdings Inc. announced it has completed the previously announced sale of its Performance Adhesives business to Arkema in an all-cash transaction valued at approximately $1.65 billion. The following unaudited condensed consolidated pro forma balance sheet is based upon the historical financial statements of Ashland Global Holdings Inc. and its consolidated subsidiaries (Ashland), adjusted to reflect the disposition of the Performance Adhesives business. The following unaudited condensed consolidated pro forma balance sheet of Ashland should be read in conjunction with the related notes and with the historical consolidated financial statements of Ashland and the related notes included in previous filings with the Securities and Exchange Commission. The unaudited condensed pro forma consolidated balance sheet reflects the separation of the Performance Adhesives business as if it occurred on December 31. The pro forma adjustments, described in the related notes, are based on the best available information and certain assumptions that Ashland management believe are reasonable.

The unaudited condensed consolidated pro forma balance sheet is provided for illustrative purposes only and is not necessarily indicative of the financial position that would have occurred had the disposition of the Performance Adhesives business closed on December 31, 2021. Readers should not rely on the unaudited condensed consolidated pro forma balance sheet as being indicative of the financial position that it will experience after the transaction closes.

Ashland has not included unaudited condensed consolidated pro forma statements of consolidated income herein as the transaction has already been reflected as a component of discontinued operations within Ashland’s historical financial statements, including Ashland’s interim financial statements within its Quarterly Report on Form 10-Q for the December 31, 2021 period and Ashland’s annual consolidated financial statements included in its 2021 Annual Report on Form 10-K.

Ashland Global Holdings Inc. and Consolidated Subsidiaries			Table 1
UNAUDITED CONDENSED PRO FORMA CONSOLIDATED BALANCE SHEET
December 31, 2021
		(a)
(In millions)	Historical	Performance Adhesives	Pro Forma

ASSETS
Current assets
Cash and cash equivalents	$194	$1,015	$1,209
Accounts receivable	340		340
Inventories	530		530
Other assets	66		66
Held for sale	604	(600)	4
Total current assets	1,734	415	2,149
Noncurrent assets
Property, plant and equipment
Cost	3,070		3,070
Accumulated depreciation	1,669		1,669
Net property, plant and equipment	1,401	-	1,401
Goodwill	1,411		1,411
Intangibles	1,068		1,068
Operating lease assets, net	117		117
Restricted Investments	390		390
Asbestos insurance receivable	132		132
Deferred income taxes	30		30
Other assets	266		266
Held for sale	-		-
Total noncurrent assets	4,815	-	4,815
Total assets	$6,549	$415	$6,964

LIABILITIES AND EQUITY
Current liabilities
Short-term debt	$376	$(376)	$-
Current portion of long-term debt	13		13
Trade and other payables	236		236
Accrued expenses and other liabilities	214	375	589
Current operating lease obligations	22		22
Held for sale	47	(47)	-
Total current liabilities	908	(48)	860
Noncurrent liabilities
Long-term debt	1,580	(249)	1,331
Asbestos litigation reserve	472		472
Deferred income taxes	238	(22)	216
Employee benefit obligations	145	(1)	144
Operating lease obligations	104		104
Other liabilities	339		339
Held for sale	-		-
Total noncurrent liabilities	2,878	(272)	2,606

Equity	2,763	735	3,498

Total liabilities and equity	$6,549	$415	$6,964

See Notes to Unaudited Condensed Consolidated Pro Forma Financial Statements.

ASHLAND GLOBAL HOLDINGS INC. AND CONSOLIDATED SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

(a)
These adjustments reflect the disposition of the Performance Adhesives business assets and liabilities which had been reported as "held for sale" as of December 31, 2021 for approximately $1.7 billion in cash, plus estimated purchase price adjustments for changes in specified balance sheet items (primarily working capital) as compared to the amounts set forth in the definitive agreement to sell the Performance Adhesives business dated August 31, 2021, the final amount of which will be determined subsequent to closing. The net increase to stockholders' equity of $735 million at December 31, 2021 approximates the estimated after-tax impact on the disposition of the Performance Adhesives business to be reported in the second quarter of 2022. This amount includes the estimated gain on sale of $735 million (including estimated transaction costs of $26 million) and pension curtailment gain of $1 million offset by debt issuance cost of $1 million.

The adjustments also reflect the accrual of estimated income taxes payable of $375 million, debt repayments of $626 million ($250 million of which represented a reduction of long-term debt associated with Term Loan A), deferred income tax impact of $22 million, a $1 million curtailment gain on pension plans retained by Ashland and accelerated debt issuance cost reduction of $1 million.